EXHIBIT 23.1


robert f. henson
stanley efron
wellington w. tully, jr.
joseph t. dixon, jr.
alan c. eidsness
william f. forsyth
stuart t. williams
bruce c. recher
louis l. ainsworth
stephen l. hopkins
susan e. vandenberg
clark d. opdahl
karen s. johnston
david bradley olsen
jeffrey n. saunders
daniel a. bueide
scott a. neilson
john a. mack
allan e. wallace

                             Henson & Efron
                        professional association
                                 lawyers
                      1200 title insurance building
                         400 second avenue south
                      minneapolis, minnesota 55401



September 19, 1996

                                  telephone
                                (612) 339-2500
                                     fax
                                (612) 339-6364


Pentair, Inc.
1500 County Road B2 West
St. Paul, MN  55113-3105

     Re:  Registration Statement on Form S-8
          Our File No. P123-23253

Ladies and Gentlemen:

     We have served as counsel for Pentair, Inc. (the "Company") in connection with the registration on Form S-8 of shares of the common stock of the Company, $.16 2/3 par value, to be issued under the Pentair, Inc. Stock Incentive Plan
(the "Plan"). We have examined such documents and have reviewed such matters of law as we have deemed necessary for the purposes of rendering this opinion.

     Based upon the foregoing, we are of the opinion that:

     1. The Company has been duly incorporated and is validly existing in good standing under the laws of the State of Minnesota.

     2. The shares of common stock of the Company issuable pursuant to the Plan will, when issued in accordance with the terms of the Plan, be legally and validly issued,fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-8.

                              Very truly yours,



                              HENSON & EFRON, P.A.